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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ARMOR HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                            3842, 7381                         59-3392443
  (State or other jurisdiction         (Primary Standard Industrial              (I.R.S.Employer
of incorporation or organization)      Classification Code Numbers)            Identification No.)

                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
                                 (904) 741-5400

        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

              WARREN B. KANDERS, CHAIRMAN OF THE BOARD OF DIRECTORS
                              ARMOR HOLDINGS, INC.
                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
                                 (904) 741-5400

   (Name, Address, including zip code and telephone offices number, including area code, of agent for service of process)
                                 with copies to:
                            ROBERT L. LAWRENCE, ESQ.
                               KANE KESSLER, P.C.
                           1350 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 541-6222

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: from time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

  TITLE OF EACH
     CLASS OF                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
    SECURITIES            AMOUNT      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
 TO BE REGISTERED      REGISTERED          SHARE(1)              PRICE(1)        REGISTRATION FEE
 ----------------      ----------          --------              --------        ----------------
Common Stock, $.01
    par value          3,000,000           $20.925             $62,775,000           $15,750
    =========          =========           -------             -----------           -------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sale prices for the Common Stock on the New York Stock Exchange on September 25, 2001.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a) may determine.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2001

                                   PROSPECTUS

                                3,000,000 SHARES

                              ARMOR HOLDINGS, INC.

                                  COMMON STOCK

         This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this process we may offer, issue and sell, from time to time, up to 3,000,000 shares of our common stock in connection with acquisitions of or investments in other businesses or assets. These acquisitions of or investments in businesses or assets will be made at negotiated prices. The total number of shares issued to consummate any of these acquisitions or investments will depend on the prevailing market price of our common stock at the time of the acquisition or investment. We may also issue shares of common stock at a later time, upon the exercise or conversion of other securities that we may issue or assume in connection with acquisitions, such as options, warrants, convertible notes or other similar instruments. With our consent, this prospectus may also be used by the persons owning or controlling the business or properties we acquire to sell the shares they receive from us to the public. If this happens, we will not receive any proceeds from the sale of such shares.

         We do not expect to pay underwriting discounts or commissions with respect to the shares covered by this prospectus. However, we may pay finders' fees to anyone who assists us in finding securities, businesses or assets to acquire. Anyone to whom we pay a finders' fee may be considered an "underwriter" under the Securities Act of 1933.

         Our common stock is traded on the New York Stock Exchange under the symbol "AH." On September 25, 2001, the closing market price of our common stock was $20.16 per share.

         INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. YOU SHOULD SEE THE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ____________, 2001

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                                TABLE OF CONTENTS

                                                                   Page

Risk Factors.....................................................  1
Armor Holdings, Inc..............................................  7
Acquisition Program..............................................  8
Incorporation of Certain Documents by Reference..................  8
Where You Can Find More Information..............................  9
Special Note Regarding Forward Looking Statements................  10
Terms of Specific Acquisitions...................................  10
Selling Stockholders.............................................  10
Use of Proceeds..................................................  11
Dividend Policy..................................................  11
Legal Matters....................................................  11
Experts..........................................................  11

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR CORPORATE SECRETARY, C/O ARMOR HOLDINGS, INC., 1400 MARSH LANDING PARKWAY, SUITE 112, JACKSONVILLE, FLORIDA 32250, (904) 741-5400. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE INFORMATION AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MAKE YOUR INVESTMENT DECISION.

                                  RISK FACTORS

         You should consider carefully the following risk factors and other information and financial data set forth in this prospectus, prior to investing in shares of our common stock.

THE SERVICES WE PROVIDE ARE INHERENTLY RISKY

         We provide security risk management services through our ArmorGroup Services division. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, our management and employees are often located in hostile and high risk environments characterized by rapid economic growth, political instability, emerging market conditions and/or significant natural resources such as Africa, South America, Central Asia, Russia and the Balkans. In addition, we operate in locations where murders, kidnappings and attacks on facilities and installations are endemic. We cannot be certain whether parties will bring lawsuits in the future alleging negligence in the provision of security services and seeking substantial amounts in damages. Based on our experience, we believe that the insurance coverage that we maintain is adequate under the circumstances. However, the success of such a lawsuit could have a material adverse effect on our business, financial condition and results of operations.

THE PRODUCTS WE SELL ARE INHERENTLY RISKY, AND COULD GIVE RISE TO PRODUCT LIABILITY CLAIMS

         The products we manufacture are used in applications where the failure to use such products for their intended purposes, the failure to use them properly, or their malfunction, could result in serious bodily injury or death. Our products include: body armor designed to protect against ballistic and sharp instrument penetration; less-lethal and anti-riot products such as less-lethal munitions, pepper sprays, distraction devices and flameless



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expulsion grenades; various models of police batons made of wood, alloy steel, acetate, aluminum and polycarbonate products; vehicle and hard armoring systems; and police duty gear.

         We are aware of claims against one of our subsidiaries, of permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. We are also aware that the U.S. Department of Justice is studying the role that self-defense pepper sprays may have had in the deaths of suspects sprayed by law enforcement personnel. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims in the event that these products do not perform in the manner in which they are intended to perform. Based on our experience, we believe that we maintain adequate insurance coverage under the circumstances. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS

         We have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we sell our services and products in other foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries; foreign import controls (which may be arbitrarily imposed and enforced); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

         We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition and results of operations.

         We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with or will be protected by all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS

         We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to complete attractive acquisitions, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or



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unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in our incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our credit facility impose restrictions on us that, among other things, may restrict our ability to make acquisitions.

THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US

         U.S. Military contracts accounted for a significant portion of the business of the Mobile Security Division which we recently acquired. The U.S. Military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation which may not occur or which may be for less than the total amount of the contract. Changes in the U.S. Military's budget and spending allocations could adversely affect our ability to receive future contracts. Also the U.S. Military generally may cancel its contracts unilaterally, at its convenience.

WE WILL BE DEPENDENT ON A SINGLE SUPPLIER OF COMPONENTS FOR UP-ARMORED HMMWVS

         The Mobile Security Division is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs. Up-Armored HMMWVs accounted for approximately one-third of the sales of the Mobile Security Division during the fiscal year ended December 31, 2000. These HMMWVs are manufactured by AM General Corporation under separate U.S. Military contracts. Should deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of components for Up-Armored HMMWVs, we will not be able to deliver Up-Armored HMMWVs to the U.S. Military on schedule, which could have a material adverse effect on us.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on: our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS

         The primary raw materials that we use in manufacturing ballistic-resistant garments are: Spectrashield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon, a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont"); and Twaron, an aramid fiber product of Akzo-Nobel Fibers, B.V. Du Pont and its European licensee are currently the only producers of Kevlar. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, we would utilize these other ballistic resistant materials as a substitute. However, none of Spectrashield, Twaron, Z-Shield or Zylon is expected to become a complete substitute for Kevlar in the near future. We enjoy a good



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relationship with our suppliers of Kevlar, Spectrashield, Twaron, Z-Shield and
Zylon. The use of Zylon and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study. Toyobo is the only producer of Zylon, and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. Thus, if our supply of any of these materials was cut off or if there were a material increase in the prices of these materials, our manufacturing operations could be severely curtailed and our business, financial condition and results of operations would be materially adversely affected.

MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS

         Customers for our products include law enforcement and governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for law enforcement. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased spending in certain areas. Our results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for law enforcement could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

         We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. Government contractor.

         Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of ours which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT UPON OUR PROPRIETARY TECHNOLOGY

         We are dependent upon a variety of methods and techniques which we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, servicemarks and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements which we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. In



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addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS

         We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. We are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile ("CS") and Chloroacetophenone ("CN") chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.

ONE STOCKHOLDER HAS THE ABILITY TO SIGNIFICANTLY INFLUENCE THE ELECTION OF OUR DIRECTORS AND THE OUTCOME OF CORPORATE ACTION REQUIRING STOCKHOLDER APPROVAL

         Warren B. Kanders is the sole stockholder of Kanders Florida Holdings, Inc. Kanders Florida Holdings, Inc. and its affiliates beneficially own approximately 12.2% of the outstanding shares of our common stock. In addition, our officers and directors, including Mr. Kanders, beneficially own an aggregate of approximately 5,359,217 shares, or 20.6%, of the common stock. Consequently, Mr. Kanders, as Chairman of the Board of Directors and as the sole stockholder of Kanders Florida Holdings, Inc., together with our other officers and directors, will have the ability to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, including a change in control.

WE DEPEND SIGNIFICANTLY UPON OUR SENIOR MANAGEMENT TEAM

         Our success depends in large part on the services of our senior management team, particularly Warren B. Kanders and Jonathan M. Spiller. While we maintain key man life insurance for each of them, the loss of any of our key executives could materially adversely affect our company and seriously impair our ability to implement our strategy.

DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS

         Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding



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for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE

         The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, the market generally may be subject to increased volatility due to the recent terrorist attacks in New York and Washington, D.C. and any resulting conflicts. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.

THERE IS A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE

         As of September 7, 2001, 24,354,072 shares of our common stock were issued and outstanding. Of these shares, 20,643,956 shares are freely tradeable under the Securities Act by persons who are not our "affiliates" (in general, an affiliate is any person who is in control or who has a control relationship with our corporation). The remaining 3,710,116 outstanding shares of common stock are either deemed to be "restricted securities", as that term is defined in Rule 144, or are subject to certain other restrictions on disposition.

         We cannot predict the effect, if any, that market sales of shares of common stock that are restricted securities, or the availability of these shares for sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of equity securities.

         As part of our acquisition strategy, we anticipate issuing additional shares of our common stock. To the extent that we are able to grow through acquisitions for stock, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

OUR STOCK PRICE MAY BE AFFECTED WHEN ADDITIONAL SHARES ARE SOLD

         If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS

         We currently do not intend to pay any cash dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Our credit facility contains restrictions on our ability to pay dividends or make other distributions.



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TERRORISM MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS

         Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our common stock trade, the markets in which we operate, our operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. Also as a result of terrorism, the United States may enter into an armed conflict which could have a further impact on our domestic and international sales, our supply chain, our production capability and our ability to deliver product and services to our customers.

                              ARMOR HOLDINGS, INC.

         We are a leading manufacturer of security products for law enforcement, military and security personnel around the world through our Armor Holdings Products division. We are also a leading global provider of security risk management service to multi-national corporations and governmental agencies through our ArmorGroup Services division. We recently acquired the Mobile Security Division, formerly known as the "O'Gara Security Products and Services Group," from The Kroll-O'Gara Company. Our new Mobile Security Division is a leading global provider of vehicle ballistic and blast protection armor systems for the U. S. Military and commercial enterprises.

         Armor Holdings Products Division. Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment, such as ballistic resistant vests and tactical armor, bomb disposal equipment, less lethal munitions, police batons, forensic, fingerprint and evidence collection equipment, anti-riot products including tear gas and distraction grenades, narcotics identification kits, specialty lubricants, cleaners and preservatives and military weapon maintenance systems and holsters and duty gear. Our products are marketed under brand names that are well-known and respected in the law enforcement community such as American Body Armor, Safariland, Defense Technology, Federal Laboratories, MACE(R), PROTECH, NIK(R) Public Safety, Break-Free, Monadnock Lifetime Products and Lightning Powder. We sell our manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies. We believe there are significant opportunities to grow our manufacturing business through the acquisition and development of new product lines, expansion into new territories and further development of sales to specialized government and military agencies. In addition, we believe that consistent demand for our premium products at attractive margins will continue because our products are critical to the safety and effectiveness of our customers.

         ArmorGroup Services Division. ArmorGroup provides a broad range of sophisticated security risk management solutions to multi-national corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Department of State, the United Nations and the World Bank. Our clients typically have personnel and other investments in unstable and often violent areas of the world. Through our offices on five continents, we provide our multi-national clients with a diversified portfolio of security solutions to assist them in mitigating risks in their operations around the world. Our highly trained, multi-lingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include the design and implementation of risk management plans and security systems, provision of security specialists, training of security personnel, business intelligence and fraud investigation. We also provide our multi-national



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

clients with specialized investigative services enhanced by our global network. These services include intellectual property asset protection and related investigative services ranging from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activities. We also offer comprehensive security training programs in advanced driving, ballistics, counterintelligence and surveillance, ballistics training in a progressive and realistic shooting house and security and counterintelligence for both U.S. Government agencies and clients in the private sector. We believe that many of our security services, while often representing a small portion of our clients' overall cost of doing business, are critical to our clients' success. We believe this creates a consistent demand for our premium services at attractive margins.

         The Mobile Security Division. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for commercial vehicles, military vehicles, aircraft, and missile components. We armor a variety of vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and money transport vehicles, to protect against varying degrees of ballistic and blast threats. The Mobile Security Division also produces specialty vehicles, cash-in-transit money transport vehicles and commercial truck bodies. The Mobile Security Division is the prime contractor to the U.S. Military for the supply of armoring and blast protection for HMMWVs. Additionally, the Mobile Security Division has subcontracted to develop a ballistically armored and sealed truck cab for the High Mobility Artillery Rocket System ("HIMARS"), which will be used by the U.S. Army and also markets armor sub-systems for other tactical wheeled vehicles.

         Our principal executive office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250. Our telephone number is (904) 741-5400.

                               ACQUISITION PROGRAM

         Since January 1996, we have pursued a strategy of growth through acquisition of businesses and assets that complement our existing businesses. We seek to capitalize on the growth in demand for security services and products through, among other things, the pursuit of strategic acquisitions and continued global expansion.

         We intend to continue to pursue selective acquisitions to enhance our position in our current markets, to acquire operations in new markets, to acquire operations that will broaden the range of products and scope of services which we can provide and to make our existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, we will consider, among other things, the quality of the product or service of the acquisition candidate, the competitive climate, the quality of the management, our ability to further leverage its distribution network and service its client base following an acquisition, the opportunity to improve or enhance operating results and other factors. We seek acquisition candidates worldwide, including areas that are not currently served or are under-served in the types of products and services we offer. In addition, we may make acquisitions of businesses or assets that are unrelated to our existing business if we determine that such acquisition would be beneficial.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospects information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are also incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in these documents that we file with the SEC and are incorporated by reference in this prospectus, automatically update and supersede information contained in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

         We have filed the following documents with the SEC. These documents are incorporated into this prospectus by reference:

         (1) our annual report on Form 10-K for the year ended December 31, 2000;

         (2) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         (3) our current reports on Form 8-K filed on April 27, 2001, August 22, 2001, August 23, 2001 and September 7, 2001;

         (4)      our definitive proxy on Schedule 14A filed on May 2, 2001; and

         (5) the description of our common stock contained in our registration statement on Form 8-A filed on April 29, 1999, including any amendments or reports filed for the purpose of updating that description.

         We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any request for documents to our Corporate Secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, (904) 741-5400.

         IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

         You should rely only on the information contained in this document, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. This prospectus may only be used where it is legal to offer and sell these securities and by persons to whom we are permitted to offer and sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. The information in documents incorporated by reference may only be accurate as of their filing date.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site (http://www.sec.gov) that contains our annual, quarterly and special reports, proxy and information statements.

         This prospectus is part of a registration statement we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

        SPECIAL NOTE REGARDING FORWARD LOOKING AND CAUTIONARY STATEMENTS

         Except for the historical information and discussions, statements contained in this prospectus may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including, but not limited to, our failure to continue to develop and market new and innovative products and services and to keep pace with technological change; competitive pressures; failure to obtain or protect intellectual property rights; the ultimate effect of various domestic and foreign political and economic issues on our business, financial condition or results of operations; quarterly fluctuations in revenues and volatility of stock prices; contract delays; cost overruns; our ability to attract and retain key personnel; currency and customer financing risks; dependence on certain suppliers; changes in the financial or business condition of our distributors or resellers; our ability to successfully manage acquisitions, alliances and integrate past and future business combinations; regulatory, legal, political and economic changes and other risks, uncertainties and factors inherent in our business.

         Before you invest in our common stock, you should be aware that the occurrence of the events described in the section captioned "Risk Factors" and otherwise discussed elsewhere in this prospectus or in materials incorporated in this prospectus by reference to our other filings with the Securities and Exchange Commission, could have a material adverse affect on our business, financial condition and results of operation.

                         TERMS OF SPECIFIC ACQUISITIONS

         We will determine the consideration for and other terms and conditions of specific acquisition transactions following negotiations with the owners or controlling persons of the company, business, interest or asset to be acquired. We anticipate that the consideration will consist of shares of common stock, and may also include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations with the owners or controlling persons, subject to the approval and authorization of our Board of Directors. We also anticipate that shares of common stock issued in any such transactions will be valued at a price reasonably related to the current market value of the common stock either at the time the terms of the transaction are agreed upon or at or about the time of closing, or during the period or periods prior to delivery of the shares. However, shares of common stock may be issued at a premium over or discount from the then current market value of the common stock as reflected on the New York Stock Exchange.

         Under current NYSE rules, we may not issue Common Stock equal to 20% or more of the then outstanding common stock in connection with any one acquisition unless such issuance is approved by our stockholders.

                              SELLING STOCKHOLDERS

         We have also prepared this prospectus, as we may amend or supplement it if appropriate, for use by the persons, and their pledgees, donees, transferees or other successors in interest, who receive shares of our common stock in acquisitions covered by this prospectus. We refer to these persons as selling stockholders. Selling stockholders may not use this prospectus to reoffer any shares without first obtaining our prior written consent. We may condition our consent on the agreement by the selling stockholders that they not offer or sell more than a specified number of shares and that they only do so following the filing of any required supplements or amendments to this prospectus or such other conditions which we may determine. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Selling stockholders may resell shares on the New York Stock Exchange (or any other exchange on which our common stock may be listed), in block transactions or private transactions or otherwise, pursuant to underwriting agreement, or otherwise through brokers or dealers. We will not receive any proceeds from sales by selling stockholders.

         The selling stockholders and any underwriter or broker dealer retained by the selling stockholder may be deemed to be underwriters within the meaning the Securities Act. Any profits that the selling stockholders realize and the compensation they pay to any broker-dealer may be deemed to be underwriting discounts and commissions.

         When resales are to be made through a broker or dealer, a member firm of the NASD may be engaged to act as the selling stockholders' agent in the sale of shares by such selling stockholders. We anticipate that the commission paid to the member firm will be the normal commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the New York Stock Exchange or any other exchange on which our common stock may be listed or traded from time to time, at prices related to prices then prevailing or at negotiated prices. Such sales may be by block trade.

         In lieu of making sales through use of this Prospectus, Selling Stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 145(d) under the Securities Act, to the extent that the provisions of such rules are applicable.

         A prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number and kind of securities involved and other details of such resale to the extent appropriate.

                                 USE OF PROCEEDS

         This prospectus relates to common stock of Armor Holdings, Inc. which may be offered and issued by us from time to time in connection with acquisitions of or investments in other businesses or assets. Other than the businesses or assets acquired, there will be no proceeds to us from these offerings. We will not receive any proceeds from the sale of any shares by any Selling Stockholder.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock for the last two fiscal years, and do not intend to pay any for the foreseeable future. We expect to continue to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, our credit facility restricts the payment of dividends on our common stock.

                                  LEGAL MATTERS

         The validity of the common stock will be passed upon for us by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of Common Stock.

                                     EXPERTS

         The Consolidated Financial Statements incorporated in this prospectus by reference to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited combined financial statements of The Security Products and Services Group as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs of start-up activities in the first quarter of 1999, as discussed in Note 2(o) to the combined financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         As permitted by the DGCL, our Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf to the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

         Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Our Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Our Charter also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under the provisions of Section 145 of the BGCL.

ITEM 21. EXHIBITS.

Exhibit No.     Description
-----------     -----------
   5.1          Opinion of Kane Kessler PC*
  23.1          Consent of PricewaterhouseCoopers LLP
  23.2          Consent of Arthur Andersen LLP
  23.4          Consent of Kane Kessler PC (included in Exhibit 5.1)
  24.1          Power of Attorney of Certain Signatories (included on signature page)

*        To be filed by amendment.

ITEM 22. UNDERTAKINGS

         The Company hereby undertakes

         1. To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

         3. To remove from registration by means of a post-effective amendment the securities which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         6. That every prospectus (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         9. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of an included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2001.

                                ARMOR HOLDINGS, INC.

                                   By: /s/ Warren B. Kanders
                                   -----------------------------------------
                                   Warren B. Kanders
                                   Chairman of the Board of Directors


         Each person whose signature appears below hereby constitutes and appoints Warren B. Kanders and Jonathan M. Spiller, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2001.

Signature                                Title

/s/ Warren B. Kanders          Chairman of the Board of Directors
-------------------------
Warren B. Kanders

/s/ Jonathan M. Spiller        President, Chief Executive Officer and Director
-------------------------      (Principal Executive Officer)
Jonathan M. Spiller


/s/ Robert R. Schiller         Executive Vice President, Chief Financial Officer
-------------------------      (Principal Accounting Officer)
Robert R. Schiller

/s/ Burtt R. Ehrlich           Director
-------------------------
Burtt R. Ehrlich

/s/ Nicholas Sokolow           Director
-------------------------
Nicholas Sokolow

/s/ Thomas W. Strauss          Director
-------------------------
Thomas W. Strauss

/s/ Alair A. Townsend          Director
-------------------------
Alair A. Townsend

/s/ Stephen B. Salzman         Director
-------------------------
Stephen B. Salzman

                                  EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------
    5.1         Opinion of Kane Kessler PC*
   23.1         Consent of PricewaterhouseCoopers LLP
   23.2         Consent of Arthur Andersen LLP
   23.4         Consent of Kane Kessler PC (included in Exhibit 5.1)
   24.1         Power of Attorney of Certain Signatories (included on signature page)

* To be filed by amendment.